Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2017
Restaurant Sales Cross $1.0 Billion Milestone for 2017

Syracuse, New York - (Business Wire) - February 28, 2018 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the fourth quarter and full year 2017 ended December 31, 2017.

Highlights for fourth quarter of 2017 versus fourth quarter of 2016 include:

•
Restaurant sales increased 17.9% to $284.0 million from $240.8 million in the fourth quarter of 2016, including $59.6 million in sales from the 175 BURGER KING® restaurants acquired from 2015 through 2017(1);

•	Comparable restaurant sales were robust and increased 8.9% compared to a 3.2% increase in the prior year quarter;

•	Adjusted EBITDA(2) increased 26.5% to $25.8 million from $20.4 million in the prior year quarter;

•
Net income was $3.9 million, or $0.09 per diluted share, compared to net income of $29.5 million, or $0.65 per diluted share, in the prior year quarter. Among other things, 2016 net income included $30.4 million from the reversal of a valuation allowance against net deferred tax assets ($0.68 per diluted share); and

•	Adjusted net income(2) was $3.8 million, or $0.08 per diluted share, compared to adjusted net income of $2.0 million, or $0.04 per diluted share, in the prior year quarter.
Highlights for full year of 2017 versus full year of 2016 include:

•	Restaurant sales increased 15.4% to $1.09 billion from $943.6 million in 2016, including $210.3 million in sales from the 175 BURGER KING® restaurants acquired from 2015 through 2017(1);

•	Comparable restaurant sales increased 5.2% compared to a 2.3% increase in 2016;

•	Adjusted EBITDA(2) was $91.4 million compared to $89.5 million in 2016;

•
Net income was $7.2 million, or $0.16 per diluted share, compared to net income of $45.5 million, or $1.01 per diluted share, in 2016 which included a $30.4 million reversal of a valuation allowance against net deferred tax assets ($0.68 per diluted share); and

•	Adjusted net income(2) was $9.0 million, or $0.20 per diluted share, compared to adjusted net income of $17.9 million, or $0.40 per diluted share, in 2016.

(1)	“Acquired restaurants” refer to those restaurants acquired from 2015 through 2017. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2015.

(2)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income or to income from operations in the tables at the end of this release.

At the end of the fourth quarter of 2017, Carrols owned and operated 807 BURGER KING® restaurants. During 2017, the Company acquired 64 BURGER KING® restaurants, opened 11 new restaurants and closed 21 restaurants. The Company acquired four BURGER KING® restaurants located in Maine during the fourth quarter of 2017.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We finished the year strong as fourth quarter comparable restaurant sales rose an impressive 8.9% on top of a 3.2% gain in the year-ago period reflecting sales strength and traffic gains across all day parts. Promotions such as the 2 for $6 WHOPPER® Sandwich and several other premium and value offerings proved popular and demonstrated the efficacy of BURGER KING’s marketing strategy in balancing premium, value and limited time products to drive both average check and customer traffic. We also leveraged our strong sales performance with higher Restaurant-level EBITDA and Adjusted EBITDA, along with improved operating margins compared to the prior year period.”

Accordino concluded, “In 2017, we crossed a major milestone as our total restaurant sales exceeded the $1.0 billion mark for the first time. We also increased our restaurant count to more than 800 restaurants as we completed the acquisition of an additional 64 Burger King restaurants and opened 11 new restaurants. With solid momentum going into 2018, we are generally reiterating the initial 2018 guidance that we provided last November while modestly raising the bottom end of our Adjusted EBITDA range. We expect that promotional levels will continue to remain elevated, but that pressure on operating margins from commodity and wage increases should be more modest in 2018.”

Fourth Quarter 2017 Financial Results

Restaurant sales increased 17.9% to $284.0 million in the fourth quarter of 2017 compared to $240.8 million in the fourth quarter of 2016. Restaurant sales included $59.6 million in sales from the 175 BURGER KING® restaurants acquired from 2015 through 2017 and a comparable restaurant sales increase of 8.9%.

The comparable restaurant sales increase included an 8.7% increase at legacy restaurants and a 10.5% increase at acquired restaurants. For all comparable restaurants, average check increased 5.1% and customer traffic increased 3.8% from the prior year period.

Restaurant-level EBITDA was $40.4 million in the fourth quarter of 2017, including a $7.6 million contribution from the acquired restaurants, and increased 20.0% from $33.6 million in the fourth quarter of 2016. Restaurant-Level EBITDA margin was 14.2% of restaurant sales and increased 25 basis points from the prior year period. Most all operating costs were favorably leveraged due to the strong sales performance in the quarter. Cost of sales, however, increased as a percentage of restaurant sales due to the higher promotional activity and higher ground beef costs as compared to the prior year quarter.

General and administrative expenses were $15.7 million in the fourth quarter of 2017 compared to $14.4 million in the prior year period. As a percentage of restaurant sales, general and administrative expenses decreased 46 basis points to 5.5% compared to the prior year period.

Adjusted EBITDA increased 26.5% to $25.8 million in the fourth quarter of 2017 compared to $20.4 million in the fourth quarter of 2016. Adjusted EBITDA margin increased 62 basis points to 9.1% of restaurant sales.

Income from operations was $9.9 million in the fourth quarter of 2017 compared to $6.1 million in the prior year period.

Interest expense increased to $5.9 million in the fourth quarter of 2017 from $4.7 million in the same period last year due to the Company’s $75 million add-on offering and issuance of senior secured second lien notes completed in the second quarter of 2017. Cash balances totaled $29.4 million at the end of the fourth quarter of 2017.

Net income was $3.9 million for the fourth quarter of 2017, or $0.09 per diluted share, compared to $29.5 million, or $0.65 per diluted share, in the prior year period. This decrease was primarily due to the 2016 reversal of a $30.4 million valuation allowance ($0.68 per diluted share) previously established against net deferred income tax assets.

Net income in the fourth quarter of 2017 included $0.8 million of impairment and other lease charges and $0.1 million of acquisition expenses. It also included a $0.8 million tax benefit from remeasuring net deferred taxes due the lowering of the Federal income tax rate to 21% under the Tax Cuts and Jobs Act signed into law in the fourth quarter of 2017. For the same period last year, net income included $1.2 million of impairment and other lease charges, $0.8 million of acquisition expenses, a $0.7 million gain related to insurance recoveries from fires at two restaurants, as well as the $30.4 million tax benefit discussed above.

Adjusted net income in the fourth quarter of 2017 was $3.8 million, or $0.08 per diluted share, compared to $2.0 million, or $0.04 per diluted share, in the prior year period. For comparability, adjusted net income for the fourth quarter of 2016 reflects a normalized provision for income taxes as if the valuation allowance had been reversed prior to 2016.

Full Year 2018 Outlook

The Company is providing the following guidance for 2018. As a reminder, while the Company may acquire additional BURGER KING® restaurants, this guidance does not include any impact from such potential future acquisitions:

•	Total restaurant sales are expected to be $1.14 billion to $1.17 billion (previously estimated to be $1.12 billion to $1.15 billion), including a comparable restaurant sales increase of 3% to 5%;

•	Commodity costs are expected to increase 2% to 3% including a 3% to 5% increase in beef costs;

•	General and administrative expenses are expected to be $58 million to $60 million, excluding stock compensation expense and acquisition-related costs;

•	Adjusted EBITDA is expected to be $93 million (previously $90 million) to $100 million;

•
Capital expenditures before discretionary growth-related expenditures (i.e., new restaurant development and acquisitions) are expected to be $45 million to $50 million. In addition, capital expenditures for the construction of 10 to 15 new units and remaining costs from 2017 construction late in the year are expected to be $15 million to $25 million;

•	Proceeds from sale/leasebacks are expected to be $10 million to $15 million;

•	The Company expects to close 20 to 25 existing restaurants; and

•	The effective income tax rate is expected to be 0% to 5%.
The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2017 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 323-794-2093. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 7185182. The replay will be available until Wednesday, March 7, 2018. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

Raymond James Conference Participation

Carrols also announced today that Paul R. Flanders, Chief Financial Officer, will be presenting at the Raymond James 39th Annual Institutional Investors Conference in Orlando, Florida on Monday, March 5, 2018 at 1:05 PM ET. Investors and interested parties may listen to a webcast of this presentation by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 806 restaurants as of February 28, 2018 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Restaurant sales	$283,967	$240,826	$1,088,532	$943,583
Costs and expenses:
Cost of sales	79,783	65,131	304,593	250,112
Restaurant wages and related expenses	89,495	76,460	350,054	297,766
Restaurant rent expense	19,885	16,737	75,948	64,814
Other restaurant operating expenses	42,797	38,335	166,786	148,946
Advertising expense	11,652	10,544	44,677	41,299
General and administrative expenses (b) (c)	15,662	14,395	60,348	54,956
Depreciation and amortization	13,987	12,682	54,159	47,295
Impairment and other lease charges	825	1,162	2,827	2,355
Other expense (income)	21	(697)	(333)	338
Total costs and expenses	274,107	234,749	1,059,059	907,881
Income from operations	9,860	6,077	29,473	35,702
Interest expense	5,943	4,700	21,710	18,315
Income before income taxes	3,917	1,377	7,763	17,387
Provision (benefit) for income taxes	(4)	(28,085)	604	(28,085)
Net income	$3,921	$29,462	$7,159	$45,472

Basic and diluted net income per share (d) (e):	$0.09	$0.65	$0.16	$1.01
Basic weighted average common shares outstanding	35,435	35,257	35,417	35,178
Diluted weighted average common shares outstanding	45,007	44,850	44,977	44,851

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended December 31, 2017 and January 1, 2017 each included thirteen and 52 weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $125 and $762 for the three months ended December 31, 2017 and January 1, 2017, respectively, and $1,793 and $1,853 for the twelve months ended December 31, 2017 and January 1, 2017, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $1,009 and $426 for the three months ended December 31, 2017 and January 1, 2017, respectively, and $3,518 and $2,053 for the twelve months ended December 31, 2017 and January 1, 2017, respectively.

(d)	Basic net income per share was computed excluding income attributable to preferred stock and non-vested restricted shares.

(e)
Diluted net income per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Restaurant Sales: (a)
Legacy restaurants	$224,320	$210,148	$878,230	$844,580
Acquired restaurants	59,647	30,678	210,302	99,003
Total Restaurant Sales	$283,967	$240,826	1,088,532	$943,583
Change in Comparable Restaurant Sales (b)	8.9%	3.2%	5.2%	2.3%
Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$27,608	$25,021	$26,801	$25,235
Acquired restaurants	$27,444	24,436	26,233	25,104
Restaurant-Level EBITDA (d)
Legacy restaurants	$32,708	$30,167	$121,487	$127,539
Acquired restaurants	7,647	3,452	24,987	13,107
Total Restaurant-Level EBITDA	$40,355	$33,619	$146,474	$140,646
Restaurant-Level EBITDA margin (d)
Legacy restaurants	14.6%	14.4%	13.8%	15.1%
Acquired restaurants	12.8%	11.3%	11.9%	13.2%
All restaurants	14.2%	14.0%	13.5%	14.9%
Adjusted EBITDA (d)	$25,827	$20,412	$91,408	$89,505
Adjusted EBITDA margin (d)	9.1%	8.5%	8.4%	9.5%
Adjusted net income (d)	$3,761	$2,024	$9,037	$17,860
Adjusted diluted net income per share	$0.08	$0.04	$0.20	$0.40
Number of Restaurants:
Restaurants at beginning of period	798	734	753	705
New restaurants	9	1	11	4
Acquired restaurants	4	27	64	56
Closed restaurants	(4)	(9)	(21)	(12)
Restaurants at end of period	807	753	807	753

	At 12/31/17	At 1/1/17
Long-term Debt (e)	$281,884	$223,559
Cash	29,412	2,002

(a)	Acquired restaurants represent the 175 restaurants acquired in 18 acquisitions from 2015 through 2017.

(b)
Restaurants are generally included in comparable restaurant sales after they have been open or acquired for 12 months. For the three and twelve months ended December 31, 2017 the changes in comparable restaurant sales are calculated on a thirteen week and fifty-two week basis, respectively.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales for the comparable 13-week or 52-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA, Adjusted EBITDA and Adjusted net income to net income, and to the Company's reconciliation of Restaurant-Level EBITDA to income from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net income per share is calculated based on Adjusted net income.

(e)
Long-term debt (including current portion and excluding deferred financing costs and bond premium) at December 31, 2017 included $275,000 of the Company's 8.0% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $5,681 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at January 1, 2017 included $200,000 of the Company's 8.0% Senior Secured Second Lien Notes, $13,500 of revolving credit borrowings, $3,020 of lease financing obligations and $7,039 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income	$3,921	$29,462	$7,159	$45,472
Provision (benefit) for income taxes	(4)	(28,085)	604	(28,085)
Interest expense	5,943	4,700	21,710	18,315
Depreciation and amortization	13,987	12,682	54,159	47,295
EBITDA	23,847	18,759	83,632	82,997
Impairment and other lease charges	825	1,162	2,827	2,355
Acquisition costs (b)	125	762	1,793	1,853
Gain on insurance proceeds from fire and partial condemnation (c)	21	(697)	(362)	(1,603)
Litigation settlement (d)	—	—	—	1,850
Stock compensation expense	1,009	426	3,518	2,053
Adjusted EBITDA	$25,827	$20,412	$91,408	$89,505

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$9,860	$6,077	$29,473	$35,702
Add:
General and administrative expenses	15,662	14,395	60,348	54,956
Depreciation and amortization	13,987	12,682	54,159	47,295
Impairment and other lease charges	825	1,162	2,827	2,355
Other expense (income)	21	(697)	(333)	338
Restaurant-Level EBITDA	$40,355	$33,619	$146,474	$140,646

Reconciliation of Adjusted Net Income: (a)
Net income	$3,921	$29,462	$7,159	$45,472
Add:
Impairment and other lease charges	825	1,162	2,827	2,355
Acquisition costs (b)	125	762	1,793	1,853
Gain on insurance proceeds from fire and partial condemnation (c)	21	(697)	(362)	(1,603)
Litigation settlement (d)	—	—	—	1,850
Income tax effect of above adjustments (e)	(369)	(466)	(1,618)	(1,693)
Adjust income tax benefit from deferred tax adjustments (f)	(762)	(28,199)	(762)	(30,374)
Adjusted net income	$3,761	$2,024	$9,037	$17,860
Adjusted diluted net income per share (g)	$0.08	$0.04	$0.20	$0.40

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock compensation expense, loss on extinguishment of debt and other non-recurring income or expense. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other expense (income). Adjusted net income represents net income as adjusted to exclude loss on extinguishment of debt, impairment and other lease charges, acquisition costs, the establishment and subsequent reversal of a valuation allowance on the Company's net deferred income tax assets and other non-recurring income or expense.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and Net income of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense (income), all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income and EBITDA and Adjusted EBITDA, between Restaurant-Level EBITDA and income from operations, and between net income and Adjusted net income.

(b)
Acquisition costs included in general and administrative expense primarily include legal and professional fees incurred in connection with restaurant acquisitions, and in 2017, certain payroll and other costs associated with the wind-down of the corporate headquarters from the acquisition of Republic Foods, Inc.

(c)
Other expense (income) for the twelve months ended December 31, 2017 includes a gain of $0.4 million related to an insurance recovery from a fire at one restaurant. In the three and twelve months ended January 1, 2017, other expense (income) includes gains of $0.7 million and $1.2 million, respectively, related to insurance recoveries from fires at two restaurants and, for the twelve months ended January 1, 2017, a gain of $0.5 million related to a settlement for a partial condemnation of one of our operating restaurant properties.

(d)	Other expense (income), net for the year ended January 1, 2017 includes expense of $1.85 million related to a litigation settlement.

(e)	The income tax effect related to the adjustments (other than the deferred income tax adjustment) during the periods presented was calculated using an effective income tax rate of 38%.

(f)
The provision (benefit) for income taxes in 2017 includes a $0.8 million discrete tax benefit recorded in the fourth quarter to remeasure net deferred taxes due to the lowering of the Federal income tax rate to 21% under the Tax Cuts and Jobs Act ("Tax Act") signed into law in the fourth quarter of 2017. The benefit for income taxes in 2016 reflects a $30.4 million income tax benefit recorded in the fourth quarter of 2016 to reverse the previously recorded valuation allowance on net deferred income tax assets as well as the full year deferred income tax provision of $2.3 million which was recorded in the fourth quarter of 2016. For comparability, when presenting 2016 Adjusted net income, the provision (benefit) for income taxes for each respective period is adjusted as if such valuation allowance had been reversed prior to 2016, and does not reflect the change in income tax rate related to the Tax Act signed in 2017.

(g)	Adjusted diluted net income per share is calculated based on Adjusted net income and the diluted weighted average common shares outstanding for the respective periods.